Exhibit 10.2

RESTRICTED STOCK AGREEMENT AND NOTIFICATION OF RESTRICTED STOCK AWARD (this “Agreement”) (Employee Form)	Confidential

1. Associate Name (or “Holder”)

Home Address		Price On Date Of Grant	$/share

Performance Level	No. of Shares Awarded “Shares”	Grant Date
2. GRANT OF RESTRICTED STOCK AWARD: SunCom Wireless Holdings, Inc. (“SunCom”) (SunCom and its subsidiaries being referred to herein collectively as the “Company”) hereby grants you (or the “Holder”) a Restricted Stock Award (“Award”) for the number of Shares referenced in Section 1, above. Your Award is based upon your overall Associate Performance Evaluation Score and competitive market data for long term incentive awards for your position. This Award is granted pursuant to the SunCom Wireless Holdings, Inc. Stock and Incentive Plan (as amended and restated) (the “Plan”) and is subject in all respects to the terms of the Plan and this Agreement. If you do not affirmatively decline this Award, as described in this Agreement, you will be deemed to have accepted the Award and to have agreed to be bound by the terms of the Plan and this Agreement. To decline the Award, you must complete the Notice of Award Refusal on the last page of this Agreement and return it to the Manager of Qualified Plans by                                         . If you do decline this Award, the Award and all underlying Shares will be forfeited immediately.
Future awards, if any, will be reduced by the approximate number of shares to be issued to you as a “retirement contribution” under the SunCom Wireless Management Company, Inc. Savings and Investment Plan.

3. ON-GOING ELIGIBILITY: Although the grant of any award under the Plan is subject to the discretion of the Compensation Committee of the Board of Directors (the “Committee”), at a minimum, you must meet the following criteria to be eligible for future awards:
•	Full-Time employment as of the Grant Date;

•	Attainment of 21 years of age as of May 1st of the year in which the award is granted;

•	Overall performance Level equal to a “meets” or greater on your most recent review;

•	No 2nd level Performance Improvement Plans in the prior twelve months from the Grant Date (no Associate will be excluded from a grant for more than one year as a result of the same Performance Improvement Plan); and

•	Actively at work on the Grant Date.

4. VESTING: The Shares awarded to you vest 25% per year over a four-year period (the “Restriction Period”), commencing on May 1, 2007. Specifically, the vesting schedule is as follows:

Anniversary of Grant Date	Vesting Percent	Vest Date
1st Anniversary	25%	[ ]
2nd Anniversary	50%	[ ]
3rd Anniversary	75%	[ ]
4th Anniversary	100%	[ ]
If your employment or service terminates for any reason and all or any part of the Award has not vested, the Award, to the extent not then vested or earned, will be forfeited immediately upon termination of employment or service and you will have no further rights with respect to the Award or any unvested Shares or other benefit related to the Award.

5. RESTRICTIONS ON UNVESTED SHARES; RIGHTS AS STOCKHOLDER; DIVIDENDS: You will have the right to receive dividends during the Restriction Period, to vote the Shares subject to the Award, and to enjoy all other stockholder rights, except that (a) you will not be entitled to delivery of the stock certificate(s) representing unvested Shares (and distribution of dividends, if any, declared on unvested Shares) unless and until the Restriction Period with respect to the Shares expires and the Forfeiture Restrictions lapse (in which case delivery of the Shares will be made as soon as practicable and distribution of such dividends will be made no later than March 15th of the year following the year in which the corresponding portion of the Award vests); (b) the Company will (or will designate an agent or representative to) retain custody of the stock certificate(s) during the Restriction Period; (c) you may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the Shares during the Restriction Period; and (d) a breach of the terms and conditions applicable to the Award will cause a forfeiture of the Award and the underlying Shares subject to the Award.

6. SALES OF VESTED SHARES; NONTRANSFERABILITY OF AWARD: The sale of vested Shares may not occur until the tax liability with respect to the Shares is satisfied and the record keeper has updated the account accordingly. Typically, this takes 4 to 7 business days following the receipt of the tax payment. The sale of vested Shares may be further restricted due to applicable securities or other laws or pursuant to the Company’s policies, including but not limited to its Insider Trading Policy. The Award will not be transferable or assignable otherwise than by will or the laws of descent and distribution unless otherwise permitted under the terms of the Plan.

7. TAX LIABILITY: This Award is considered “compensation” under the Internal Revenue Code of 1986, as amended (the “Code”), and, therefore carries with it an income tax liability. By accepting this Award, you agree to satisfy any income tax liability related to the Award and to the following terms and conditions:
     (a) The Company will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law from any amount payable with respect to the Award. Prior to the delivery or transfer of any certificate for the Shares or any other benefit, the Company will require you to pay to the Company in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Company to such authority for the account of such recipient. Notwithstanding the foregoing, the Company may establish procedures to permit a recipient to satisfy such obligation in whole or in part, and any local, state, federal, foreign or other income tax obligations related to the Award, by electing to have the Company withhold shares, or electing to have shares sold for the Holder’s behalf, from the Shares to which the Holder is otherwise entitled. The number of shares to be withheld or sold will have a Fair Market Value as of the date that the amount of tax is determined as nearly as equal as possible to (but not exceeding) the amount of such obligations being satisfied. Each election must be made in accordance with election procedures established by the Company.
     (b) Within thirty (30) days of the Grant Date, you may file an “83(b) election” with the Internal Revenue Service to recognize as income 100% of the Fair Market Value of the Shares as of the Grant Date. You will be required to remit a payment equal to the amount of any income tax liability that the Company must withhold or any other required withholdings on taxes due in connection with the 83(b) election. The 83(b) election should be sent via certified mail to the Internal Revenue Service. This election is generally irrevocable. You must send a copy of the 83(b) election and check used for payment of the amount of any tax obligations to the Company’s Human Resources Department in Berwyn, PA (Attention: Manager of Qualified Plans). If you do not make an 83(b) election, the Company will require taxes to be paid when the Award (or a portion of the Award) vests.
     (c) The Shares may also be subject to taxation when the stock is eventually sold, at which time you may recognize a capital gain or loss. It is your responsibility to consult a tax advisor to determine and establish implications associated with any grant, vest or sale. The Company has made no warranties or representations to you with respect to the tax consequences (including but not limited to income tax consequences) related to the Award or issuance or transfer of Shares pursuant to the Award. By accepting the Award, you acknowledge the following: (i) you are in no manner relying on the Company or its representatives for an assessment of such tax consequences; (ii) there may be adverse tax consequences upon the grant of the Award and the acquisition or disposition of the Shares subject to the Award and you have been advised that you should consult with your own attorney, accountant, and/or tax advisor regarding the decision to accept this Award and the consequences thereof; and (iii) the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for you.

8. EMPLOYMENT OR SERVICE “AT-WILL”: Unless otherwise provided by contract, your employment or service with the Company is “at-will.” You or the Company may terminate your employment or service at any time for any reason or for no reason. This Award does not in anyway change the “at-will” relationship between you and the Company.

9. CHANGE OF CONTROL: Notwithstanding the vesting schedule described in Section 4, above, your unvested Shares will vest on the date a “Change of Control” occurs (the “Change of Control Date”) as follows:
(a)	If your vested percentage in the Shares subject to the Award is less than 50% on the Change of Control Date, then your vested percentage for all of the Shares will be increased to 50% on such date; and the remaining unvested Shares will become fully (i.e., 100%) vested if any of the following occur:
(i)	Your employment with the Company or its successor is terminated in connection with the “Change of Control” or within one year after the Change of Control Date (except for a termination due to “cause,” as cause is defined under any employment agreement or similar agreement entered into between the Company and the Holder, or, if no such agreement is applicable, a termination due to cause as determined by the Committee, in which event no additional vesting of the Award will occur);

(ii)	You decline employment or, prior to the one-year anniversary of the Change of Control Date, terminate your employment because you are offered a position that is not substantially similar to your position immediately prior to the Change of Control Date or such new position is located more than thirty (30) miles from your position held immediately prior to the Change of Control Date; or

(iii)	You remain in the employ of the Company or any successor entity for a period of one year after the Change of Control Date.
(b)	If your vested percentage in the Shares subject to the Award is 50% or more on the Change of Control Date, your vested percentage for all of the Shares will become fully (i.e., 100%) vested as of the Change of Control Date.
As used herein, the term “Change of Control” will have the meaning set forth in the Plan.

10. TERMS AND CONDITIONS OF PLAN; AMENDMENT: This Agreement is subject to the terms, conditions and restrictions set forth in the Plan, the terms of which are incorporated herein. Unless the context otherwise requires, terms not defined herein will have the meanings given such terms in the Plan. This Agreement is not a stock certificate or a negotiable instrument. To the extent that any conflict may exist between any term or provision of this Agreement and any term or provision of the Plan, the term or provision of the Plan will control. All questions of interpretation concerning this Award are determined by the Committee. All determinations by the Committee will be final and binding upon all persons having or claiming an interest in the Award or the Shares. Unless otherwise determined by SunCom’s Board of Directors, the Committee may amend this Award at any time, provided that no such amendment may impair your rights with respect to the Shares without your consent. However, notwithstanding the preceding sentence, the Committee has unilateral authority to amend the Plan and this Agreement (without your consent) to the extent necessary to comply with applicable law or changes to applicable law (including but in no way limited to Code Section 409A and related regulations or other guidance and federal securities laws).

11. PROVISIONS SEVERABLE: If any provision of this Agreement is invalid or unenforceable, it will not affect the other provisions, and this Agreement will remain in effect as though the invalid or unenforceable provisions were omitted. Upon a determination that any term or other provision is invalid or unenforceable, the Company, in accordance with Delaware general corporate law, will in good faith modify this Agreement so as to effect the original intent of the parties as closely as possible.

12. PARTIES TO AGREEMENT: This Agreement will be binding on and will operate for the benefit of the Company, its successors and assigns, and the Holder and his heirs, estate, personal representatives, successors and assigns.

13. COUNTERPARTS; FURTHER INSTRUMENTS: This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. At any time, and from time to time after executing this Agreement, the Holder will execute such additional instruments and take such actions as may be reasonably requested by the Company to confirm or perfect or otherwise to carry out the intent and purpose of this Agreement.

14. RIGHT OF OFFSET: Notwithstanding any other provision of the Plan or this Agreement, the Company may reduce the amount of any benefit or payment otherwise payable to you or on your behalf by the amount of any obligation you have to the Company, and you are deemed to have consented to such reduction by entering into this Agreement.

15. GOVERNING LAW: This Agreement is to be construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws, and in accordance with applicable general laws of the United States.

16. CONSENT TO JURISDICTION: The Holder hereby consents to the jurisdiction of any state or federal court located in the county in which the principal executive office of the Company is then located for purposes of the enforcement of this Agreement and waives personal service of any and all process upon him. The Holder waives any objection to venue of any action instituted under this Agreement.

17. NO RESTRICTION ON COMPANY ACTION: Nothing contained in this Agreement will be construed to prevent the Company from taking any corporate action that is deemed to be appropriate or in the Company’s best interests, whether or not such action would have an adverse effect on the Award. Neither the Holder nor any beneficiary thereof, nor any other person, will have any claim against the Company as a result of any such action.

18. CAPTIONS: Captions herein are for convenience of reference only and will not be considered in construing this Agreement.

19. ENTIRE AGREEMENT: This Agreement supersedes any statements, representations or agreements of the Company with respect to the grant of the Award or any related rights, and the Holder hereby waives any rights or claims related to any such statements, representations or agreements. This Agreement does not supersede or amend any existing confidentiality agreement, nonsolicitation agreement, noncompetition agreement, employment agreement or any other similar agreement between the Holder and the Company, including, but not limited to, any restrictive covenants contained in such agreements.

20. LEGENDS: The Company may at any time place legends referencing any applicable federal or state securities law restrictions on certificates representing the Shares subject to the Award. The Holder will, at the request of the Company, promptly present to the Company any and all certificates representing such Shares that are in the possession of the Holder in order to effectuate the provisions of this Section 21.

21. FORFEITURE OF SHARES AND/OR GAIN FROM SHARES:
     (a) Notwithstanding any other provision of this Agreement, if, at any time during the employment or service of the Holder with the Company or during the 24-month period following termination of employment or service with the Company for any reason (regardless of whether such termination was by the Company or the Holder, and whether voluntary or involuntary), the Holder engages in a Prohibited Activity (as defined herein), then (i) the Award will immediately be terminated and forfeited in its entirety, (ii) any Shares subject to the Award, regardless of whether such Shares are vested or unvested and/or deferred or undeferred, will immediately be forfeited and returned to the Company and the Holder will cease to have any rights related thereto and will cease to be recognized as the legal owner of such Shares, and (iii) any Gain (as defined herein) realized by the Holder with respect to any Shares subject to the Award will immediately be paid by the Holder to the Company.
     (b) For the purposes herein, a “Prohibited Activity” means (i) the Holder’s solicitation or assisting any other person in so soliciting, directly or indirectly, in one or a series of transactions, of any customers, suppliers, vendors, or other service providers to or of the Company for the purpose of inducing that customer, supplier, vendor or other service provider to terminate or alter his or its relationship with the Company; (ii) the Holder’s inducement, directly or indirectly, in one or a series of transactions, of any employees or service providers to terminate their employment with or service to the Company for the purpose of performing services for, assisting, advising or otherwise supporting any business which is competitive with the business of the Company; (iii) the Holder’s violation of any noncompetition restrictions applicable to the Holder; (iv) the Holder’s violation of any of the Company’s policies, including, without limitation, the Company’s insider trading policies; (v) the Holder’s violation of any material (as determined by the Committee) federal, state or other law, rule or regulation; (vi) the Holder’s disclosure or misuse of any confidential information or material concerning the Company (except as otherwise required by law or as agreed to by the parties herein); (vii) the Holder’s dishonesty, theft or embezzlement in a manner which negatively impacts the Company in any way; (viii) the Holder’s refusal or failure to perform his assigned duties for the Company in a satisfactory manner; or (ix) the Holder’s engaging in any conduct that could be materially damaging to the Company without a reasonable good faith belief that such conduct was in the best interest of the Company. The Committee (or its designee, to the extent permitted pursuant to the Plan) has sole and absolute discretion to determine if a Prohibited Activity has occurred.
     (c) For the purposes herein, “Gain” means, unless the Committee determines otherwise, the greater of the Fair Market Value of the Shares (or portion thereof) at the time of grant or vesting or the disposition price of such Shares at the time of disposition, multiplied by the number of Shares sold or disposed.
     (d) Notwithstanding the provisions of Section 22 herein, the waiver by the Company in any one or more instances of any rights afforded to the Company pursuant to the terms of Section 22 herein will not be deemed to constitute a further or continuing waiver of any rights the Company may have pursuant to the terms of this Agreement or the Plan (including but not limited to the rights afforded the Company in Section 22 herein).
     (e) By accepting this Agreement, and without limiting the effect of Section 15 herein, the Holder consents to a deduction (to the extent permitted by applicable law) from any amounts the Company may owe the Holder from time to time (including amounts owed to the Holder as wages or other compensation, fringe benefits, or vacation pay, as well as any other amounts owed to the Holder by the Company), to the extent of the amounts the Holder owes the Company pursuant to this Agreement, including but not limited to Section 15 or Section 22 herein. Whether or not the Company elects to make any set-off in whole or in part, if the Company does not recover by means of set-off the full amount owed by the Holder pursuant to this Agreement, the Holder agrees to immediately pay the unpaid balance to the Company.

NOTICE OF AWARD REFUSAL
To decline this award, please complete this Notice of Award Refusal and return by [                                         , 200                    ].

To:	Manager of Qualified Plans: Fax to 610-993-2158 or mail to:
Human Resources/ Berwyn

From:

Date:

Re: NOTICE OF AWARD REFUSAL
By signing and dating this Notice of Award Refusal, I acknowledge that I have read the Restricted Stock Award Agreement and Notification Of Restricted Stock Award in full, understand the terms and refuse acceptance of the [200___] grant awarded under the SunCom Wireless Holdings, Inc. Stock and Incentive Plan. By executing this Notice of Award Refusal, I realize that I will forfeit the Award and any rights to the underlying Shares. I understand that my decision is final and irrevocable.

ASSOCIATE SIGNATURE:	DATE:

PRINT NAME:	SOCIAL SECURITY NUMBER:

Return the original form to the Manager of Qualified Plans in the Berwyn office by [                                         , 200                    ]. Please maintain a copy for your personal records.